Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

March 16, 2022

Shift Technologies, Inc.

290 Division Street, Suite 400

San Francisco, California 94103

Ladies and Gentlemen:

We have acted as counsel to Shift Technologies, Inc., a Delaware corporation (“Shift” or the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission, relating to the offering by the Company of up to $300,000,000 in aggregate amount of one or more of the following securities of the Company: (i) shares of Class A common stock, par value $0.0001 per share (the “Common Stock”); (ii) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”); (iii) debt securities, which may be either senior, senior subordinated or subordinated debt securities (the “Debt Securities”), (iv) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities (the “Warrants”), (v) rights to purchase shares of Common Stock, Preferred Stock, Debt Securities, Units (as defined below) or other securities of the Company (the “Rights”); and (vi) units representing any combination of one or more of the foregoing securities (the “Units” and together with the Common Stock, Preferred Stock, Debt Securities, Warrants and Rights, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion letter, including (a) the organizational documents of the Company; (b) certain minutes and records of proceedings of the Company; (c) the Registration Statement, including the prospectus included in the Registration Statement; and (d) the form of indenture included as an exhibit to the Registration Statement (as such indenture may be amended or supplemented from time to time, the “Indenture”).

For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other representatives of the Company as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information that we have obtained from such other sources as we have deemed reasonable.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount, number and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to any issuance of shares of Preferred Stock, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (iv) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of the Indenture, with items shown in such exhibit as subject to completion, completed in a satisfactory manner; (v) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (vi) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Rights will be issued under one or more rights agreements, each to be between the Company and the financial institution identified therein as a rights agent; (viii) any Units will be issued under one or more unit agreements, each to be between the Company and the financial institution identified therein as a unit agent; (ix) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor, in excess of any par value thereof, and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (x) the Company will remain a Delaware corporation.

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To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion letter that the other party under the indenture for any Debt Securities, under the warrant agreement for any Warrants, under the rights agreement for any Rights, and under any unit agreement for any Units, namely, the trustee, the warrant agent, the rights agent, or the unit agent, as applicable, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, rights agreement, or unit agreement, as applicable; that such indenture, warrant agreement, rights agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, rights agreement, or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, rights agreement, or unit agreement, as applicable.

Based on the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

1. The shares of Common Stock (including any shares of Common Stock duly issued upon the exchange or conversion of Debt Securities or shares of Preferred Stock that are exchangeable for or convertible into shares of Common Stock or upon the exercise of Warrants or Rights and receipt by the Company of any additional consideration payable upon such conversion, exchange, or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

2. The shares of Preferred Stock (including any shares of Preferred Stock duly issued upon the exercise of Warrants or Rights and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

3. The Debt Securities (including any Debt Securities duly issued upon the exercise of Warrants or Rights), upon due execution and delivery of an indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

4. The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

5. The Rights, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

6. The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and the unit agent named therein and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other recognized statutory and judicial constraints on enforceability.

The opinions expressed herein are limited solely to the following, as currently in effect: (i) the General Corporation Law of the State of Delaware, as amended, and (ii) as to the opinions given in items 3, 4, 5 and 6 above, the laws of the State of New York. We express no opinion with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement filed by the Company and to the references to this firm under the captions “Legal Matters” in the prospectus included in the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP